Exhibit 5.1

[Letterhead of Ameriprise Financial, Inc.]

March 22, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:                             Ameriprise Financial, Inc.

Registration Statement on Form S-3ASR (333-223309)

Ladies and Gentlemen:

I am Senior Vice President and Assistant General Counsel of Ameriprise Financial, Inc., a Delaware corporation (the “Company”), and I have represented the Company in connection with the Registration Statement on Form S-3ASR (333-223309) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time of the securities referred to therein, and a Prospectus Supplement dated March 12, 2019 to the Prospectus dated February 28, 2018 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $500,000,000 aggregate principal amount of 3.000% Senior Notes due 2022 of the Company (the “Notes”).  The Notes are issued under the Indenture dated as of May 5, 2006 (the “Indenture”) entered into by the Company and U.S. Bank National Association, as trustee, and sold pursuant to the Underwriting Agreement dated March 12, 2019 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

I or attorneys of the Company have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Company, including resolutions of the Board of Directors of the Company (the “Resolutions”) and an Officer’s Certificate of a duly authorized officer of the Company authorizing the issuance, offering and sale of the Notes, and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinion hereinafter expressed.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that when authenticated in accordance with the provisions of the Indenture and delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, voidable transfer, fraudulent conveyance, reorganization, moratorium, receivership and other similar laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect, (b) general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding in equity or at law), (c) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States, and (d) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract, (vii) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, and (viii) limit the waiver of rights under usury laws. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and the Indenture.  I express no opinion as to Federal or state laws relating to voidable or fraudulent transfers.

I have relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to me or members of my staff for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto; (vii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the Opining Jurisdictions (as defined below), are publicly available to lawyers practicing in such jurisdictions; and (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.  I have also assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations and the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof.  By rendering my opinion, I do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

I am admitted to the practice of law in the States of New York and Minnesota and do not purport to be an expert in the laws of any jurisdiction other than the States of New York and Minnesota, the General Corporation Law of the State of Delaware and federal laws of the United States (the “Opining Jurisdictions”), and I express no opinion as to the effect of any other laws.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference in the Registration Statement and to use my name under the heading “Validity of the Notes” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

[Signature Page Follows]

Very truly yours,

/s/ David H. Weiser
David H. Weiser
Senior Vice President and Assistant General Counsel